UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 15, 2006

Date of report (date of earliest event reported)

STELLENT, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-19817	41-1652566
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

7777 Golden Triangle Drive, Eden Prairie, Minnesota		55344
(Address of principal executive offices)		(Zip Code)

Telephone Number: (952) 903-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

EMPLOYMENT AGREEMENT BETWEEN STELLENT, INC. AND ROBERT F. OLSON:

Stellent, Inc. (“Stellent”) entered into a new employment agreement with Robert F. Olson, Stellent’s Chief Executive Officer on September 15, 2006 (the “Agreement”).  Under the terms of the Agreement, Mr. Olson’s base annual salary is determined and annually reviewed by the Compensation Committee of the Board (the “Compensation Committee”).  Mr. Olson is also eligible for annual and/or quarterly bonuses based upon the terms and conditions established by the Compensation Committee.  Mr. Olson has agreed not to compete with Stellent during his employment and for a period of one year following his termination of employment.  In the event of Mr. Olson’s death, disability, termination of employment by Stellent without cause or termination of employment by Mr. Olson within twelve months following a change in control due to his relocation, a material reduction of his duties or responsibilities or a material reduction of his base salary, other than pursuant to a general reduction in the base salary of all executives of Stellent, Mr. Olson will receive lump sum severance pay equal to one year of his then-current salary.  In addition, if within twelve months following a change in control, Mr. Olson’s employment with Stellent is terminated by Stellent without cause, is terminated by Mr. Olson due to his relocation, a material reduction of his duties or responsibilities or a material reduction of his base salary, other than pursuant to a general reduction in the base salary of all executives of Stellent, any outstanding and unvested options held by Mr. Olson will immediately vest.

The foregoing summary of the terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10 to this Current Report on Form 8-K.

Item 9.01       Financial Statements and Exhibits.

(d)      Exhibits

10	Employment Agreement between Stellent, Inc. and Robert F. Olson, dated September 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date:  September 21, 2006

STELLENT, INC.

By	/s/ Darin P. McAreavey
Darin P. McAreavey
Executive Vice President,
Chief Financial Officer,
Treasurer and Secretary